UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): August 22, 2006

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NATIONAL FINANCIAL PARTNERS CORP.

(Exact name of registrant as specified in its charter)

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Delaware	001-31781	13-4029115
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

787 Seventh Avenue, 11th Floor New York, New York		10019
(Address of principal executive offices)		(Zip Code)

(212) 301-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 22, 2006, National Financial Partners Corp. (the “Company”) entered into a new $212.5 million credit facility with Bank of America, N.A., as administrative agent, and the several lenders from time to time parties thereto. Borrowings under the credit facility bear interest, at the Company’s election, at a rate per annum equal to (i) at any time when the Company’s Consolidated Leverage Ratio, as defined in the agreement, is greater than or equal to 2.0 to 1.0, the ABR plus 0.25% per annum or the Eurodollar Rate plus 1.25%, (ii) at any time when the Company’s Consolidated Leverage Ratio is less than 2.0 to 1.0 but greater than or equal to 1.0 to 1.0, the ABR or the Eurodollar Rate plus 1.00% and (iii) at any time when the Company’s Consolidated Leverage Ratio is less than 1.0 to 1.0, the ABR or the Eurodollar Rate plus 0.75%. As used in the credit facility, “ABR” means, for any day, the greater of (i) the federal funds effective rate in effect on such day plus 0.5% and (ii) the rate of interest in effect as publicly announced by Bank of America as its prime rate.

The credit facility is structured as a revolving credit facility and matures on August 22, 2011. The Company’s obligations under the credit facility are secured by all of its and its subsidiaries’ assets. Up to $35 million of the credit facility is available for the issuance of letters of credit and there is a $10 million sublimit for swingline loans. The credit facility contains various customary restrictive covenants that prohibit the Company and its subsidiaries from, subject to various exceptions and among other things, (i) incurring additional indebtedness or guarantees, (ii) creating liens or other encumbrances on property or granting negative pledges, (iii) entering into a merger or similar transaction, (iv) selling or transferring certain property, (v) declaring dividends or making other restricted payments and (vi) making investments. In addition, the credit facility contains financial covenants requiring the Company to maintain a minimum interest coverage ratio and a maximum consolidated leverage ratio. Certain of the lenders under the credit facility and their affiliates have from time to time provided investment banking, commercial banking and other financial services to the Company, for which they received customary fees and commissions.

The foregoing description of the credit facility is not complete and is qualified in its entirety by reference to the full text of the credit facility, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

Concurrently with the Company’s entry into the new credit facility described in Item 1.01 above, the Company terminated its previous $175 million credit facility. JPMorgan Chase Bank, N.A. was the administrative agent under the previous credit facility. On August 22, 2006, the Company paid all amounts outstanding under the previous facility using cash drawn from the new facility. No material early termination penalties were incurred by the Company in connection with the termination of the previous facility. In connection with the termination of the previous credit facility, the Company’s third quarter 2006 results of operations will include an approximate $240,000 write-off of the unamortized cost related to the retirement of the facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Items 1.01 and 1.02 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
10.1

Credit Agreement, dated as of August 22, 2006, among National Financial Partners Corp., as Borrower; the several lenders from time to time parties thereto; and Bank of America, N.A., as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Financial Partners Corp. Date: August 22, 2006

By:	/s/ Mark C. Biderman

Name:	Mark C. Biderman
Title:	Executive Vice President and Chief Financial Officer